EXHIBIT 5.01

June 14, 2005

Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

Ladies and Gentlemen:

            We are acting as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 500,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), issuable under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copy of the Plan as adopted by the Board of Directors of the Company and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Restated Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on March 22, 2005 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted on January 28, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the filing of the Registration Statement and the approval of the Plan, as amended and restated.

7.	Resolutions of the Stockholders of the Corporation adopted on March 17, 2005 approving the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	A certificate of the Secretary of the Company, dated the date hereof, as to certain facts relating to the Company.

            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

            Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.